Exhibit 99.1

FOR IMMEDIATE RELEASE

ASCEND TELECOM HOLDINGS LIMITED AND ROI ACQUISITION CORP. II ANNOUNCE CHANGE IN WARRANT AMENDMENT PROPOSAL

Warrantholders would have the Option to either have their Warrants Survive the Closing or have their Warrants Exchanged at the Closing for $1.00 per Warrant Payable in a Combination of Cash and Shares

New York, NY – August 17, 2015 – Ascend Telecom Holdings Limited (“Ascend Holdings”) and ROI Acquisition Corp. II (“ROI”) (NASDAQ: ROIQ; ROIQW; ROIQU) today announced that ROI is changing the proposal to amend the warrant agreement governing ROI’s outstanding warrants (the “Warrant Amendment Proposal”) that will be included in the proxy statement/prospectus for the special meeting of ROI’s warrantholders to be held in connection with ROI’s previously announced business combination transaction with Ascend Holdings.

Under the revised Warrant Amendment Proposal, warrantholders would have the option to either:

•	have their warrants survive and become exercisable for Ascend Holdings ordinary shares following the closing of the business combination transaction in accordance with the terms of the warrant agreement, as amended, governing ROI’s outstanding warrants; or

•	have their warrants exchanged at the closing for $1.00, comprised of $0.50 in cash and 0.05 of an ordinary share of Ascend Holdings.

ROI’s sponsor will forfeit all of its founder warrants and, as a result, the founder warrants will neither survive the business combination transaction nor be exchanged for cash or shares at the closing.

The revised Warrant Amendment Proposal will be set forth in more detail in the proxy statement/prospectus to be included in an amendment to the Registration Statement on Form F-4 (file no. 333-205872) (the “Registration Statement”) to be filed by Ascend Holdings with the U.S. Securities and Exchange Commission.

About Ascend Holdings

Ascend Telecom Holdings Limited is a newly formed Cayman Islands holding company which, following the business combination transaction, will be the indirect parent of Ascend Telecommunications Infrastructure Private Limited, a private limited company incorporated in March 2002 under the Indian Companies Act in the Republic of India (“Ascend”). Ascend is an independent owner and provider of passive telecommunications infrastructure on a shared, multi-tenancy basis for all 11 wireless operators in India. As of March 31, 2015, Ascend has 4,843 towers and 8,769 tenants.

About ROI Acquisition Corp. II

ROI Acquisition Corp. II is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving ROI Acquisition Corp. II and one or more businesses. ROI Acquisition Corp. II is a Delaware corporation formed in 2013. Its securities are traded on NASDAQ under the ticker symbols ROIQ, ROIQW and ROIQU.

ADDITIONAL INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT

In connection with the proposed business combination, Ascend Holdings has filed the Registration Statement with the SEC which includes the related preliminary proxy statement/prospectus, that is both the proxy statement to be distributed to holders of ROI’s common stock and public warrants in connection with the solicitation by ROI of proxies for the vote by the stockholders on the transaction and the vote by the warrantholders on the proposed amendment to the warrant agreement, as well as the prospectus covering the registration of the proposed issuance of ordinary shares to be issued in the transaction and pursuant to the warrant amendment proposal. ROI will mail a definitive proxy statement/prospectus and other relevant documents to its stockholders and warrantholders. ROI’s stockholders and warrantholders and other interested persons are advised to read, when filed and publicly available, the preliminary proxy statement/prospectus included in the Registration Statement, and amendments thereto, and the definitive proxy statement/prospectus because the proxy statement/prospectus will contain important information about Ascend Holdings, ROI, the proposed transaction and the proposed warrant agreement amendment. The definitive proxy statement/prospectus will be mailed to stockholders and warrantholders of ROI as of a record date to be established for voting on the transaction and the warrant agreement amendment. Stockholders and warrantholders will also be able to obtain copies of the Registration Statement which includes the proxy statement/prospectus, without charge, once publicly filed and available, at the SEC's Internet site at http://www.sec.gov or by directing a request to: ROI Acquisition Corp. II, 601 Lexington Avenue, 51st Floor, New York, New York 10022, tel. (212) 825-0400, Attention: Joseph A. De Perio.

PARTICIPANTS IN THE SOLICITATION

ROI and its directors and officers may be deemed participants in the solicitation of proxies to ROI’s stockholders with respect to the transaction. A list of the names of those directors and officers and a description of their interests in ROI is contained in ROI’s prospectus dated September 16, 2013, which was filed with the SEC on September 18, 2013, and will also be contained in the definitive proxy statement for the proposed business combination when available.

FORWARD LOOKING STATEMENTS

This press release includes "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters and includes statements regarding expected future financial and operating performance. Such forward looking statements include statements with respect to financial and operating performance, strategies, prospects and other aspects of the businesses of ROI, Ascend and the combined company after completion of the proposed business combination, and are based on current expectations that are subject to risks and uncertainties.

A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement for the business combination transaction; (2) the outcome of any legal proceedings that may be instituted against ROI, Ascend Holdings, Ascend or others following announcement of the merger agreement and transactions contemplated therein; (3) the inability to complete the transactions contemplated by the merger agreement due to the failure to obtain approval of the stockholders of ROI or other conditions to closing in the merger agreement; (4) the ability to meet Nasdaq’s listing standards following the merger; (5) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein; (6) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain its management and key employees; (7) costs related to the proposed business combination; (8) changes in applicable laws or regulations; (9) the possibility that Ascend Holdings may be adversely affected by other economic, business, and/or competitive factors; and (10) other risks and uncertainties indicated in the Registration Statement, including those under “Risk Factors” therein, and other filings with the SEC by ROI. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and ROI and Ascend Holdings undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Disclaimer

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contacts:

Sloane & Company

Erica Bartsch

212-446-1875

ROI Acquisition Corp. II

Joseph A. De Perio

212-825-0400